CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-182308 on Form N-1A of our reports dated November 23, 2021, relating to the financial statements and financial highlights of First Trust Nasdaq BuyWrite Income ETF (formerly known as First Trust Hedged BuyWrite Income ETF), a series of First Trust Exchange-Traded Fund VI, appearing in the Annual Reports on Form N-CSR of First Trust Exchange-Traded Fund VI for the year ended September 30, 2021, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Information for Investors in the European Economic Area Only”, “Miscellaneous Information”, and “Financial Statements” in the Statements of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois

May 9, 2022